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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                   Under the Securities Exchange Act of 1934
                              (Amendment No.   )*


                       Cell Robotics International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   15114K106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 August 1, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages

CUSIP No. 15114K106                  13G                       Page 2 of 5 Pages


________________________________________________________________________________
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)
         Gregory Allen Howard

________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [_]
________________________________________________________________________________
3.   SEC Use Only

________________________________________________________________________________
4.   Citizenship or Place of Organization
         U.S.
________________________________________________________________________________
               5.   Sole Voting Power
  NUMBER OF         523,000
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON           523,000
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power

________________________________________________________________________________
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
         523,000
________________________________________________________________________________
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
________________________________________________________________________________
11.  Percent of Class Represented by Amount in Row (9)
         @5.25304%
________________________________________________________________________________
12.  Type of Reporting Person (See Instructions)
         IN
________________________________________________________________________________

CUSIP No. 15114K106                  13G                       Page 3 of 5 Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer:
            Cell Robotics International, Inc.
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:
            2715 Broadbent Parkway N.E., Albuquerque, New Mexico 87107
________________________________________________________________________________
Item 2(a).  Name of Person Filing:
            Gregory Allen Howard
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:
            107 S. West St., #107, Alexandria, Virginia 22314
________________________________________________________________________________
Item 2(c).  Citizenship:
            U.S.
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:
            Common Stock
________________________________________________________________________________
Item 2(e).  CUSIP Number:
            15114K106
________________________________________________________________________________

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

CUSIP No. 15114K106                  13G                       Page 4 of 5 Pages


ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  523,000

     (b)  Percent of class:  @5.25304%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:  523,000

          (ii)  Shared power to vote or to direct the vote:

          (iii) Sole power to dispose or to direct the disposition of  523,000

          (iv)  Shared power to dispose or to direct the disposition of

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE ss.240.13d3(d)(1).

--------------------------------------------------------------------------------
ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
         Not Applicable.

-------------------------------------------------------------------------------
ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         Not Applicable.

--------------------------------------------------------------------------------
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
         Not Applicable.

--------------------------------------------------------------------------------
ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         Not Applicable.

--------------------------------------------------------------------------------
ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
         Not Applicable.

--------------------------------------------------------------------------------

CUSIP No. 15114K106                  13G                       Page 5 of 5 Pages


ITEM 10.  CERTIFICATIONS.

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       8/15/02
                                        ----------------------------------------
                                                        (Date)


                                             /S/ GREGORY ALLEN HOWARD
                                        ----------------------------------------
                                                      (Signature)


                                                 Gregory Allen Howard
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).